Table of Contents

Exhibit 3

COMPAÑIA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(Figures in million of Ch$ as of December 31, 2007)

ASSETS	2007	2006	LIABILITIES	2007	2006
	Ch$	Ch$		Ch$	Ch$

CURRENT ASSETS			CURRENT LIABILITIES
Cash and banks	5,353	10,821
Time deposits	75,609	29,582	Banks and financial institutions - current maturities	76,325	2,153
Marketable securities	5,363	17,467	Debentures	1,951	1,976
Trade receivables	181,827	186,588	Current maturities of other long-term liabilities	18	13
Notes receivable	4,882	4,431	Dividends payable	1,681	1,717
Sundry debtors	5,804	11,303	Accounts payable	162,430	124,144
Due from related companies	19,781	18,711	Other creditors	28,655	14,958
Inventories	7,219	5,648	Due to related companies	33,449	35,450
Refundable taxes	21,845	3,185	Provisions	10,632	9,002
Prepaid expenses	3,493	4,189	Withholdings	12,913	15,344
Deferred taxes	17,226	14,963	Unearned income	5,744	8,077
Other current assets	4,175	8,560

Total current assets	352,577	315,448	Total current liabilities	333,798	212,833

FIXED ASSETS			LONG-TERM LIABILITIES
Land	29,744	29,920	Banks and financial institutions	243,670	355,903
Construction and infrastructure works	852,551	843,211	Debentures	69,380	71,036
Machinery and equipment	3,065,876	2,982,148	Sundry creditors	45,374	30,298
Other fixed assets	344,141	340,138	Provisions	35,349	38,154
Technical revaluation	10,119	10,164	Deferred Taxes	46,955	52,615
Less: accumulated depreciation	3,045,120	2,875,149	Other long-term liabilities	3,576	4,069

Fixed assets-net	1,257,311	1,330,430	Total long term liabilities	444,303	552,077

			SHAREHOLDER'S EQUITY	281	1,321

OTHER ASSETS			PATRIMONIO
Investments in related companies	8,190	8,709	Paid-in Capital	904,736	956,821
Investments in other companies	4	4	Price-level restatement of paid in capital	-	-
Goodwill	15,407	17,136	Other reserves	(3,252)	(3,223)
Long-term debtors	13,723	14,614	Retained Earnings :	5,050	13,819
Intangibles	42,675	41,978	Prior years	-	-
Amortization (less)	(19,803)	(13,945)	Income (losses) for the period	10,856	25,081
Other long-term assets	14,831	19,273	Interim dividend (less)	5,806	11,263

Total other assets	75,027	87,771	Total shareholder's equity	906,534	967,417

TOTAL ASSETS	1,684,916	1,733,648	TOTAL LIABILITIES AND EQUITY	1,684,916	1,733,648